EXHIBIT 99.1

Establishment Labs Reports Preliminary Results for Fourth Quarter and Fiscal Year 2020

•Preliminary Revenue of $26.5 million to $27.5 million for the 4th Quarter, and $84.2 million to $85.2 million for Fiscal Year 2020
•Strong Performance Throughout Europe and Rebound to Pre-Pandemic Levels in Latin America Drive Record Quarterly Sales
•Cash Balance at December 31, 2020 an Estimated $84.0 million, up from $81.4 million on September 30, 2020

SANTA BARBARA, Calif., Jan. 11, 2021 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, today reported preliminary revenue and cash figures for the fourth quarter and fiscal year ended December 31, 2020.

Preliminary and unaudited revenue for the fourth quarter 2020 is expected to be in the range of $26.5 million to $27.5 million, reflecting approximately 10% to 13% growth compared to the $24.2 million reported in the same period in 2019, and approximately 16% to 20% higher than the $22.8 million reported for the quarter ended September 30, 2020.

Preliminary and unaudited fiscal year 2020 revenue is expected to be in the range of $84.2 million to $85.2 million, above the $80 to $82 million guidance provided during the Company’s third quarter earnings call.

Cash at December 31, 2020 is expected to be approximately $84.0 million, an increase from the $81.4 million reported as of September 30, 2020.

“Establishment Labs finished 2020 with incredible momentum surpassing even our own expectations,” said Juan José Chacón-Quirós, Chief Executive Officer. “Our contingency planning related to COVID-19 in Q2 of 2020 contributed significantly to our second half success and has us very well positioned for 2021. We continue to gain market share globally, and a suite of new products and services, including our launch into breast reconstruction, should further advance our sales growth and market share gains.

“I would also like to highlight the incredible teamwork here at Establishment Labs,” Chacón-Quirós continued. “Our company-wide response to this pandemic has been a testament to our organizational agility, and every member of our team deserves recognition and credit.”

Fourth Quarter Earnings Call Information
Establishment Labs expects to announce its full fourth quarter and fiscal year 2020 results in early March 2021 and host a conference that day to discuss those results. The reporting date and conference call information will be announced in February.

About Establishment Labs
Establishment Labs Holdings Inc. is a global medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, by designing, developing, manufacturing and marketing an innovative portfolio of silicone gel-filled breast implants, branded as Motiva Implants®, the centerpiece of the MotivaImagine® platform. Motiva Implants® are produced at our two manufacturing sites that are compliant with ISO13485:2016, FDA 21 CFR 820 under the MDSAP program, and are currently commercially available in more than 80 countries through exclusive distributors or the Company’s direct salesforce. In March 2018, Establishment Labs received approval for an investigational device exemption (IDE) from the FDA and initiated the Motiva Implant® clinical trial in the United States in April 2018. In addition to Motiva Implants®, Establishment Labs’ product and technologies portfolio includes the Divina® 3D Simulation System and other products and services. Please visit our website for additional information at www.establishmentlabs.com.

Forward – Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our preliminary revenue and cash figures for the fourth quarter of 2020 are forward-looking and actual results may differ from these estimates following the completion of our financial closing procedures and related adjustments. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release, and includes statements related to our ability to gain market share. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the Company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the Company’s annual report on Form 10-K filed on March 16, 2020, quarterly reports on Form 10-Q, and other filings made by the Company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Investor/Media Contact:
David K. Erickson
Establishment Labs Holdings Inc.
(949) 447-6671
derickson@establishmentlabs.com